Exhibit 23.1

CONSENT OF INDEPNDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rekor Systems, Inc. on Form S-8 (File Nos. 333-220864, 333-259041, and 333-260153) and Form S-3 (File Nos. 333-224423, 333-252735, 333-259447, 333-260607) of our report dated March 29, 2023,  which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Rekor Systems, Inc. and Subsidiaries as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Rekor Systems, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

East Hanover, NJ

March 29, 2023